EXHIBIT 10.14

DATED 28th March 2002

Alliance UniChem Plc

and

George Rollo Fairweather

EMPLOYMENT AGREEMENT

AN AGREEMENT made this TWENTY-EIGHTH day of March 2002

BETWEEN:

1.	‘the Company’: Alliance UniChem Plc (registered number: 2515178) whose registered office is at Alliance House, 2 Heath Road, Weybridge, Surrey KT13 8AP;

2.	‘the Executive’: George Rollo Fairweather of [ADDRESS]

OPERATIVE PR OVISIONS

1.	Interpretation

1.1	In this Agreement, the headings and marginal headings to the clauses are for convenience only and have no legal effect.

1.2	Any reference in this Agreement to any Act or delegated legislation includes any statutory modification or re-enactment of it or the provision referred to.

1.3	Any reference in this Agreement to a person shall include a reference to a firm and corporation and vice versa and any reference to the singular shall include the plural and vice versa.

1.4	In this Agreement:

‘Alliance UniChem’	means Alliance UniChem Plc (registered number 2515178)

‘the Board’	means the Board of Directors of the Company from time to time and includes any committee of the Board duly appointed by it

‘Businesses’	means all and any trades or other commercial activities of the Company or any Group Company:

(a)	with which the Executive (or any other employee, of the Company or any Group Company, on his behalf or under his instructions) shall have been concerned or involved to any material extent at any time during the period of 12 months ending on the Termination Date; or

(b)	which the Company or any Group Company shall at the Termination Date have determined to carry on in the immediate or foreseeable future and in relation to which the Executive shall at the Termination Date possess any Confidential Business Information

‘Chief Executive’	means any person or persons jointly holding such office of Alliance UniChem from time to time and includes any person(s) exercising substantially the functions of a chief executive officer of Alliance UniChem

‘Company Invention’	means any improvement, invention or discovery made by the Executive which applying the provisions of section 39 of the Patents Act 1977 in the determination of ownership is, as between the parties, the property of the Company

‘Company Secretary’	means the company secretary of Alliance UniChem from time to time

‘Confidential Business Information’	means Trade Secrets and all other confidential information of the Company and/or any Group Company, both of which include but are not limited to the following: all and any Corporate Information, Marketing Information, Technical Information and other information (whether or not recorded in documentary form or on computer disk or tape) to which the Company or any Group Company attaches an equivalent level of confidentiality or in respect of which it owes an obligation of confidentiality to any third party which the Executive shall acquire at any time during his employment by the Company but which does not form part of the Executive’s own stock in trade

“Corporate Information’	means all and any information (whether or not recorded documentary form or on computer disk or tape) relating to financial projections and targets, financial details and accounts, budgets, the business methods, corporate and business plans, management systems, finances, maturing new business opportunities or research and development projects of the Company or any Group Company

‘Customer’	means any person (other than those listed in Schedule 2 hereto (if any) which the parties acknowledge have been introduced by the Executive to the Company) who or which shall be at or have been during the six month period immediately preceding the Termination Date negotiating with the Company or any Group Company for the supply of any Restricted Products or the provision of any Restricted Services or to whom or which the Company or any Group Company shall at any time during the period of one year prior to the Termination Date have supplied any Restricted Products or provided any Restricted Services

‘Executive Scheme’	means the Alliance UniChem share option scheme approved by shareholders on 21st May 1997, as the same is currently in force and the same may from time to time hereafter be amended modified or replaced

‘Group Company’	means Alliance UniChem and any “subsidiary” company of the Company and any “subsidiary undertaking” the Company (as such expressions are defined by sections 736, 736A, 258 and 259 of the Companies Act 1985) and any other company which for the time being is a company having an ordinary share capital (as defined in section 832 of the Income and Corporation Taxes Act 1988) of which not less than 25 per cent is owned directly or indirectly by the Company applying the provisions of section 838 of the Income and Corporation Taxes Act 1988 in the determination of ownership

‘Incentive Scheme’	means the Alliance UniChem share incentive plan approved by shareholders on 12th June 1998, as the same is currently in force and the same may from time to time hereafter be amended modified or replaced

‘Marketing Information’	means all and any information (whether or not recorded in documentary form or on computer disk or tape) relating to the marketing or sales of any past, present or future product or service of the Company or any Group Company including without limitation sales targets and statistics, market share and pricing statistics, marketing surveys and plans, market research reports, marketing and advertising plans and materials, marketing and advertising requirements, sales techniques, price list, discount structures, pricing policies, commissions, the names, addresses, telephone numbers, contact names and identities of Customers and potential customers of any suppliers and potential suppliers to the Company or any Group Company, the nature of their business operations, their requirements for any product or service sold by the Company or any Group Company and all confidential aspects of their business relationship with the Company or any Group Company

‘Material Interest’	means:

(a)	the holding of any position as director, officer, employee, consultant, partner, sub-contractor, principal or agent or any other position in any person which enables the Executive directly or indirectly to exercise influence;

(b)	the direct or indirect control or ownership (whether jointly or alone) of any shares (or any voting rights attached to them) or debentures save for the ownership for investment purposes only of not more than 3 per cent of the issued ordinary shares of any company whose shares are listed on any recognised investment exchange (as defined in section 207 of the Financial Services Act 1986); or

(c)	the direct or indirect provision of any financial assistance (as defined in section 152 of the Companies Act 1985)

‘Pension Scheme’	means the Alliance UniChem pension scheme established by an interim trust deed dated 25th July 1974, as the same may from time to time be amended modified or replaced

‘the 1993 Scheme’	means the Alliance UniChem pension scheme for higher rate employees established by a trust deed dated 7th November 1994, as the same is currently in force and as the same may from time to time be amended modified or replaced and which scheme is not, and is not currently intended to be, approved by the Inland Revenue

‘Remuneration Committee’	the remuneration committee of Alliance UniChem

‘Restricted Area’	means England, Scotland and Wales

‘Restricted Period’	means 12 months from the Termination Date unless the Company has enforced its rights pursuant to clause 16.8.1, in which case ‘Restricted Period’ shall be that period from the Termination Date which aggregated with the period of time during which the Company has enforced its rights under clause 16.8.1 shall amount to 12 months

‘Restricted Products’	means all and any products of a kind that shall be dealt in, produced, marketed or sold by the Company or any Group Company from time to time in the ordinary course of the Businesses

‘Restricted Services’	means all and any services of a kind that shall be provided by the Company or any Group Company from time to time in the ordinary course of the Businesses

‘Shares’	means ordinary shares of ten pence each in the capital of Alliance UniChem being shares available for subscription pursuant to the Executive Scheme

‘Technical Information’	means all and any trade secrets, secret formulae, processes, inventions, designs, know-how, discoveries, technical specifications and other technical information (whether or not recorded in documentary form or on computer disk or tape) relating to the creation, development, production or supply of any past, present or future product or service of the Company or any Group Company

‘Trade Secrets’	means confidential information which is rightly described or regarded by the Company as a trade secret or which it is reasonably apparent is so commercially sensitive as to be a trade secret

‘Termination Date’	means the date on which the Executive shall cease to be employed by the Company

2.	Appointment and duration

2.1	The Company appoints the Executive and the Executive agrees to act as Group Finance Director. The Executive accepts that the Company may at its discretion require him to perform (without any additional remuneration) other lawful duties or tasks not within the scope his normal duties and the Executive agrees to perform those duties or undertake those tasks as if they were specifically required under this Agreement.

2.2	The appointment shall be deemed to have commenced on 1st April 2002 and shall continue (subject to earlier termination as provided in this Agreement) until terminated by the Company giving to the Executive not less than 12 months prior written notice expiring at any time or by the Executive giving to the Company not less than 12 months prior written notice expiring at any time.

2.3	The Executive warrants that by virtue of entering into this Agreement or any other agreements or arrangements made or to be made between the Company or any Group Company and him he will not be in breach of any express or implied terms of any contract with or of any other obligation to any third party binding upon him.

3.	Duties of the Executive

3.1	The Executive shall at all times during the period of this Agreement:

3.1.1	devote so much of his time, attention and ability as the Board considers necessary to the duties of his appointment;

3.1.2	faithfully and diligently perform those duties and exercise such powers consistent with them which are from time to time assigned to or vested in him;

3.1.3	obey all lawful and reasonable directions of the Board;

3.1.4	use his best endeavours to promote the interests of the Company and its Group Companies; and

3.1.5	not at any time make any malicious statement relating to the Company or any Group Company or any other statement likely to be harmful to the Company or any Group Company.

3.2	The Executive shall (without further remuneration) if and for so long as the Company requires during the period of this Agreement:

3.2.1	carry out the duties of his employment on behalf of any Group Company;

3.2.2	act as an officer of any Group Company or hold any other appointment or office as nominee or representative of the Company or any Group Company;

3.2.3	carry out such duties and the duties attendant on any such appointments as if they were duties to be performed by him on behalf of the Company.

4.	Reporting

4.1	The Executive shall report directly to the Chief Executive and shall at all times keep the Chief Executive promptly and fully informed (in writing if so requested) of his conduct of the business or affairs of the Company and its Group Companies and provide such explanations as the Chief Executive may require.

5.	Place of work and residence

5.1	The Executive shall perform his duties at the head office of the Company from time to time (currently located at Alliance House, 2 Heath Road, Weybridge, Surrey) and/or at such other place of business of the Company or of any Group Company as the Company requires whether inside or outside the United Kingdom. The Executive acknowledges that the Company may require him to permanently relocate to work at any head office or other place of business of the Company and/or any Group Company, within a 25 mile radius of the Company’s current head office, but save as aforesaid the Executive shall not be obliged to permanently relocate his place of work. The Company shall not without his prior consent require the Executive to go to or reside anywhere outside the United Kingdom except for occasional visits in the ordinary course of his duties.

6.	Pay

6.1	During his appointment the Company shall pay to the Executive a salary at the rate of £310,000 per year which shall accrue day-to-day and be payable by equal monthly instalments in arrears on or about the 22nd day of each month. The salary shall be deemed to include any fees which may be receivable by the Executive as a director of the Company, if applicable, or any Group Company and shall also be deemed to include any fees receivable by the Executive in respect of any other company or unincorporated body in which he holds office as nominee or representative of the Company or any Group Company.

6.2	The Remuneration Committee shall review the Executive’s salary from time to time and the rate of salary may be increased by such amount if any as they may resolve.

6.3	The Company may in its absolute discretion establish (and from time to time determine, vary or replace) a performance related remuneration scheme for the Executive. Any such scheme shall be discretionary, shall not be a contractual entitlement and the Company shall have no liability to the Executive for failure to establish, pay out under or maintain any such scheme. Without prejudice to the generality of the foregoing, the duration and terms and conditions of any such scheme (including without limitation targets and related payments) shall be as the Company may from time to time in its absolute discretion expressly notify the Executive in writing.

7.	The Incentive Scheme and Executive Scheme

7.1	The Executive may be entitled to subscribe for such number of Shares as the Remuneration Committee may from time to time determine and notify the executive in writing, subject to the terms and conditions of the incentive Scheme and / or the Executive Scheme and PROVIDED THAT:

7.1.1	prior to any subscription by the Executive he complies with all relevant Inland Revenue regulations and the Company obtains such approval from the Inland Revenue as the Remuneration Committee thinks fit; and

7.1.2	prior to any subscription the Remuneration Committee approves such proposed subscription.

The Company shall be entitled from time to time to amend modify or replace the Incentive Scheme or the Executive Scheme provided that the terms and conditions of any such amended modified or replacement scheme are no less favourable to the Executive than those in force prior to any such amendment modification or replacement

8.	Pension

8.1	The Executive shall be entitled to be and remain a member of the Pension Scheme subject to the terms of its deeds and rules from time to time details of which are available from the Company Secretary. For so long as the Executive is a member of the Pension Scheme, the Executive shall also be entitled to become and remain a member of the 1993 Scheme, subject to the terms of its deed and rules from time to time, details of which are available from the Company Secretary.

8.2	The Company shall be entitled at any time to terminate the Pension Scheme and/or the 1993 Scheme (as the case may be) or the Executive’s membership thereof subject to providing the Executive with the benefit of an equivalent pension scheme (‘the New Scheme’) each and every benefit of which shall be no less favourable than the accrued and future benefits provided or to be provided to the Executive under the Pension Scheme or the 1993 Scheme (as the case may be). The Company shall be entitled to amend or modify the Pension Scheme and/or the 1993 Scheme provided that the benefits provided or to be provided under such amended or modified scheme are no less favourable than the accrued benefits provided or to be provided before any such amendment or modification took effect.

8.3	In the event of the death of the Executive while still employed by the Company, the Company shall pay a sum equal to four times his annual salary on the date of his death. The sum payable under this clause 8.3 shall be reduced by any cash sum payable under the Trust of the Pension Scheme less any cash sum constituting a refund of his compulsory contributions to the Pension Scheme.

9.	Insurance Benefits

9.1	The Executive shall be entitled to participate at the Company’s expense:

9.1.1	for his own benefit in the Company’s permanent health insurance scheme; and

9.1.2	for his own, his spouse’s and his dependant children’s benefit in the Company’s private medical expenses insurance scheme; and

9.1.3	for his own, his spouse’s and his dependant children’s benefit in the Company’s personal accident and travel insurance scheme,

subject always to the rules of such schemes from time to time, details of which are available from the Company Secretary.

9.2	The Company shall be entitled to vary or replace any such schemes referred to in clause 9.1 from time to time provided always that the benefits provided under any such varied or replacement scheme are in all material respects (in the Company’s reasonable opinion) at least as beneficial to the Executive as the schemes thereby varied or replaced. Notwithstanding the foregoing, if in the reasonable opinion of the Company (whose opinion shall be conclusive) the continuation of any of the benefits set out in this clause 9.2 is not reasonably practicable (including without limitation by reason of the cost thereof) the Company shall be entitled to terminate the provision of any such benefits.

10.	Car

10.1	Subject to the Executive holding a current full driving licence the Company shall provide the Executive, for business and private use by him, his spouse and any other driver holding a current full driving licence previously approved by the Company, with a car of a make, model and specification selected by the Company which in the opinion of the Board is commensurate with the current status of the Executive (taking account of any promotions or demotions) and the image of the Company.

10.2	The Company shall bear all insurance costs standing and running expenses of the car with the exception of the cost of fuel and recovery where the car is used outside the United Kingdom for private purposes.

10.3	The Company shall replace such car with the same or equivalent model in accordance with the Company’s car policy in effect from time to time.

10.4	The Executive shall always comply with all regulations laid down by the Company from time to time with respect to company cars and shall forthwith notify the Company of any accidents involving his company car and of any charges for parking or driving offences which are brought against him or, in relation to the use of the car brought against any person authorised to use the car as provided in clause 10.1. On the termination of his employment whether lawfully or unlawfully the Executive shall forthwith return his company car (and all sets of keys therefor) clean and in good interior and exterior condition to the Company at its head office.

10.5	Subject to clause 10.6, the Executive may elect to take a cash sum as an alternative to the benefit detailed in clauses 10.1 to 10.4. The sum will be:

10.5.1	in accordance with the Company’s car cash alternative policy in effect from time to time;

10.5.2	paid in arrears in twelve equal instalments at the same time as his pay as detailed in clause 6.1;

10.5.3	excluded for the purpose of calculating any other benefit under this Agreement, other than at the sole discretion of the Company.

10.6	If the Executive chooses a car, he may elect to take the cash alternative under clause 10.5 at the time the car is due to be replaced under clause 10.3. If he elects to take the cash alternative under clause 10.5, he may rescind his election to be effective from any 1st January.

11.	Expenses

11.1	The Company shall reimburse to the Executive on a monthly basis all travelling, hotel, entertainment and other expenses reasonably incurred by him in the proper performance of his duties subject to the Executive complying with such guidelines or regulations issued by the Company from time to time in this respect and to the production to the Company of such vouchers or other evidence of actual payment of such expenses as the Company may reasonably require.

11.2	Where the Company issues a company sponsored credit or charge card to the Executive he shall use such card only for expenses reimbursable under clause 11.1 above, and shall return it to the Company forthwith on the termination of his employment (or if so required by the Company on the giving by either party of notice to terminate his employment, whether lawfully or not).

11.3	lf, in the Company’s reasonable opinion, it is necessary or appropriate for the Executive to be and remain a member of a recognised professional regulatory body for the better performance of the Executive’s duties, then:

11.3.1	the Company shall pay the appropriate subscription and the annual membership fee, to permit the Executive to be and remain a member of such body;

11.3.2	the Company shall pay the cost of any fees for continuing education or training that is necessary to permit the Executive to continue as a member of any such body.

12.	Holiday

12.1	In addition to public holidays the Executive is entitled to 30 working days paid holiday in each holiday year from 1st January to 31st December to be taken at such time or times as are agreed with the Chief Executive. The Executive shall not without the prior consent of the Chief Executive carry forward any unused part of his holiday entitlement to a subsequent holiday year.

12.2	For the holiday year during which his employment commences or terminates, the Executive is entitled to 2 1/2 working days holiday for each complete calendar month of his employment by the Company during that holiday year. On the termination of his employment for whatever reason, the Executive shall not be entitled to pay in lieu of outstanding holiday entitlement (save if his employment has been terminated by the Company in breach of the terms and/or conditions of his employment) and the Executive shall be required to repay to the Company any holiday pay received in excess of his actual entitlement.

13.	Incapacity

13.1	If the Executive shall be prevented by illness (including mental disorder) injury or other incapacity from properly performing his duties hereunder he shall report this fact forthwith to the Chief Executive and if the Executive is so prevented for seven or more consecutive days he shall provide a medical practitioner’s statement on the eighth day and weekly thereafter so that the whole period of incapacity is certified by such statements. Immediately following his return to work after a period of absence due to incapacity the Executive shall complete a self-certification form available from the Company Secretary’s office detailing the reason for his absence.

13.2	If the Executive shall be absent from his duties hereunder due to illness (including mental disorder) injury or other incapacity duly certified in accordance with the provisions of clause 13.1 hereof, he shall be paid his full remuneration hereunder for up to 180 working days’ absence in any period of 12 consecutive months and thereafter such remuneration, if any, as the Board shall from time to time determine provided that all such remuneration shall be inclusive of any Statutory Sick Pay to which the Executive is entitled or other benefits recoverable by the Executive (whether or not recovered) may be deducted therefrom.

13.3	For Statutory Sick Pay purposes the executive’s qualifying days shall be his normal working days.

13.4	At any time during the period of this employment the Executive shall at the request and expense of the Company permit himself to be examined by a registered medical practitioner (if in the Company’s reasonable opinion any such examination is necessary or appropriate), such medical practitioner to be selected by the Company. The Executive authorises such medical practitioner to disclose to and discuss with the Company’s medical adviser the results of such examination (“the Results”) and any matters which arise from it in order that the Company’s medical adviser can notify the Company of any matters which, in his opinion, might hinder or prevent the Executive (if during a period of incapacity) from returning to work for any period or (in other circumstances) from properly performing any duties of his appointment at any time. Subject to the provisions of law or professional conduct prohibiting disclosures of the Results to the Executive, the Executive shall be entitled to be informed of the Results.

13.5	The Company may terminate the Executive’s employment on the grounds of incapacity, as set out in clause 16 hereof.

14.	Acknowledgements by the Executive

14.1	The Executive acknowledges:

14.1.1	that the Company and each Group Company possesses a valuable body of Confidential Business Information;

14.1.2	that the Company will give him access to Confidential Business Information in order that he may carry out the duties of his appointment;

14.1.3	that the duties of his employment include, without limitation, a duty of trust and confidence and a duty to act at all times in the best interests of the Company;

14.1.4	that the Company requires all its senior employees to accept restrictions which are similar to those set out in clauses 15 and 17 for its and each of their mutual protection;

14.1.5	that the disclosure of any Confidential Business Information to any customer or actual or potential competitor of the Company or any Group Company could place such company at a serious competitive disadvantage and could cause immeasurable (financial and other) damage to the Businesses;

14.1.6	that if during the Restricted Period he was to hold any Material Interest in a Customer or any actual or potential competitor of the Company or any Group Company, it would place such company at a serious competitive disadvantage and would cause immeasurable (financial and other) damage to the Businesses.

15.	Obligations during employment

15.1	Inventions

15.1.1	If at any time during his employment the Executive (whether alone or with any other person or persons) makes any invention which relates either directly or indirectly to the Businesses the Executive shall promptly disclose to the Company full details, including drawings and models, of such invention to enable the Company to determine whether or not it is a Company Invention.

15.1.2	If the invention is a Company Invention, the Executive shall hold it in trust for the Company and, at the request and expense of the Company, do all things necessary or desirable to enable the Company or its nominee to obtain for itself the full benefit of and to secure patent or other appropriate forms of protection for the Company Invention throughout the world.

15.1.3	Decisions as to the patenting and exploitation of any Company Invention shall be at the sole discretion of the Company.

15.1.4	The Executive irrevocably appoints the Company to be his attorney in his name and on his behalf to executive documents. and/or deeds to use the Executive’s name and to do all things which may be necessary or desirable for the Company to obtain for itself or its nominee the full benefit of the provisions of clauses 15.1.2 and 15.2.2 and a certificate in writing signed by the Chief Executive that any instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case so far as any third party is concerned.

15.2	Copyright etc.

15.2.1	The Executive shall promptly disclose to the Company all copyright works or designs originated, conceived, written or made by him alone or with others (except only those works originated, conceived, written or made by him wholly outside his normal working hours which are wholly unconnected with his appointment) and shall hold them in trust for the Company until such rights shall be fully and absolutely vested in the Company.

15.2.2	The Executive hereby assigns to the Company by way of future assignment all copyright, design right and other proprietary rights (if any) for the full terms thereof throughout the world in respect of all copyright works and designs originated, conceived, written or made by the Executive (except only those works originated, conceived, written or made by the Executive wholly outside his normal working hours which are wholly unconnected with his appointment) during the period of his appointment with the Company.

15.2.3	The Executive hereby irrevocably and unconditionally waives in favour of the Company any and all moral rights conferred on him by Chapter IV of Part I of the Copyright Designs and Patents Act 1988 for any work in which copyright or design right is vested in the Company whether by clause 15.2.2 or otherwise.

15.2.4	The Executive shall, at the request and expense of the Company, do all things necessary or desirable to substantiate the rights of the Company under clauses 15.2.2 and 15.2.3.

15.3	Share dealings

15.3.1	The Executive shall comply, where relevant, with every rule of law, every requirement of the London Stock Exchange and every regulation of the Company from time to time in force in relation to dealings in the shares, debentures or other securities of the Company or any Group Company and unpublished price sensitive information affecting the shares, debentures or other securities of the Company and any Group Company or any other company and, in relation to overseas dealings, the Executive shall also comply with all laws of the state and all regulations of the stock exchange, market or dealing system in which such dealings take place.

15.3.2	The Executive shall not (and shall procure so far as he is able that his spouse and children shall not) deal or become or cease to be interested (within the meaning of Part I of Schedule 7 to the Companies Act 1985) in any securities of the Company or any Group Company except in accordance with any Company rules or guidelines from time to time relating to securities transactions by directors.

15.4	Conflict of interest

15.4.1	The Executive agrees that during the period of his appointment with the Company, he shall:

15.4.1.1	abide by any lawful relevant Company policy that may be promulgated from time to time;

15.4.1.2	not directly or indirectly disclose to any person, firm or company or use other than for any legitimate purposes of the Company or any Group Company any Confidential Business Information and the Executive shall use all due care and diligence to prevent any unauthorised disclosure or use of any Confidential Business Information;

15.4.1.3	not without the Board’s prior written permission hold any Material Interest in any person firm or company which:

(a)	is or shall be in competition with any of the businesses carried on by the Company and/or any Group Company from time to time;

(b)	impairs or might reasonably be thought by the Board to impair his ability to act at all times in the best interests of the Company; or

(c)	requires or might reasonably be thought by the Board to require him to disclose any Confidential Business Information in order properly to discharge his duties to or to further his interest in such person, firm or company;

15.4.1.4	not directly or indirectly receive or obtain in respect of any goods or services sold or purchased or other business transacted (whether or not by him) by or on behalf of the Company or any Group Company any discount, rebate, commission or other inducement (whether in cash or in kind) which is not authorised by any Company rules or guidelines from time to time and if he or any person firm or company in which he holds any Material Interest shall obtain any such discount, rebate, commission or inducement, he shall immediately account to the Company for the discount rebate commission or other inducement so received;

15.4.1.5	not (other than for the proper performance of his duties) without the prior authority of the Board remove from the Company and/or any Group Company’s premises or copy or allow others to copy the contents of any document, computer disk, tape, memory device, notebook or other tangible item (whether or not eye-readable) which contains any Confidential Business Information or which belongs to the Company or any Group Company;

15.4.1.6	return to the Company upon request and, in any event, at the Termination Date all documents, papers, computer disks, tapes, other reusable material, memory devices, notebooks and other tangible items in his possession or under his control (including without limitation those referred to in clause 15.4.2) which belong to the Company or any Group Company or which contain or refer to any Confidential Business Information;

15.4.1.7	if so lawfully requested by the Board at any time delete or return to the Company, as the Company may require, all Confidential Business Information from any computer disks, tapes or other reusable material in his possession or under his control and destroy or return to the Company, as the Company may require, all other documents and tangible items in his possession or under his control which contain or refer to any Confidential Business Information.

15.4.2	All documents, notes, the contents of all computer discs and tapes, memoranda, records and writing and made by the Executive relating to the business of the Company and/or any Group Company shall be and remain the property of the Company and/or any Group Company to whose business they relate and shall be returned to the company to whom they belong forthwith upon request.

15.5	General

15.5.1	The restriction contained in clauses 15.4.1.2 and 17.3:

15.5.1.1	will not restrict the Executive from disclosing (but only to the proper recipient) any Confidential Business Information which the Executive is required to disclose by law or any order of the court of any relevant regulatory body, provided that the Executive shall, unless obliged by law, have given prior written notice to the Company of the requirement and of the information to be disclosed and allowed the Company an opportunity to comment on the requirement before making the disclosure; and

15.5.1.2	will not apply to Confidential Business Information which is in or which comes into the public domain otherwise than as a result of an unauthorised disclosure by the Executive or any other person who owes the Company and/or any Group Company an obligation of confidentiality in relation to the information disclosed.

15.6	Further restrictions

15.6.1	The Executive shall not during his employment (save in a purely social capacity or with the prior express written consent of the Chief Executive) make any contact, whether formal or informal, written or oral, with any of the Company or Group Company’s past, current or prospective suppliers of goods for resale, customers or clients for any purpose (including but not limited to an intention to set up a competing business or to seek employment) other than for the legitimate business interests of the Company or Group Company.

15.6.2	The Executive shall not during his employment directly or indirectly:

15.6.2.1	solicit or endeavour to entice away from the Company or any Group Company an employee or consultant, or discourage from being employed or engaged by the Company or any Group Company any person who is an employee or consultant of or, to the knowledge of the Executive, a prospective employee or consultant of the Company or any Group Company; or

15.6.2.2	employ or engage or procure another person to employ or engage any such person.

15.7	The restrictions set out in this clause 15 are without prejudice to the other duties whether fiduciary or otherwise owed to the Company or any Group Company whether express or implied.

16.	Termination of agreement

16.1	Automatic termination

This Agreement shall automatically terminate:

16.1.1	on the Executive reaching his retirement age being his 60th birthday; or

16.1.2	if the Executive is or becomes a director of the Company and the Executive becomes prohibited by law from being a director; or

16.1.3	if the Executive is or becomes a director of the Company and the Executive resigns his office as a director; or

16.1.4	if the Executive is or becomes a director of the Company and the office of director of the Company held by the Executive is vacated pursuant to the Company’s Articles of Association (save if the vacation shall be caused by illness (including mental disorder) or injury) or if the Executive is otherwise duly removed from his office of director.

16.2	Suspension

In order to investigate a complaint against the Executive of misconduct the Company is entitled, but shall not be obliged, to suspend the Executive on full pay for so long as may be necessary to carry out a proper investigation and hold a disciplinary hearing.  During the period of suspension the Company shall not be obliged to provide work for the Executive and may require the Executive to comply with such conditions as the Company may specify in relation to attending at or remaining away from the places of business of the Company and/or the Group Companies during the period of suspension.

16.3	Immediate dismissal

The Company may by notice terminate this Agreement with immediate effect if the Executive:

16.3.1	commits any act of gross misconduct or any other material breach of the obligations of his employment or (after written warning) repeats or continues any breach of such obligations; or

16.3.2	is guilty of any conduct which in the reasonable opinion of the Board brings him, the Company or any Group Company into disrepute; or

16.3.3	is convicted of any criminal offence (excluding an offence under road traffic legislation in the United Kingdom or elsewhere for which he is not sentenced to any term of imprisonment whether immediate or suspended); or

16.3.4	commits any act of dishonesty whether relating to the Company, any Group Company, any of its or their employees or otherwise; or

16.3.5	becomes bankrupt or makes any arrangement or composition with his creditors generally (under the provisions of the Insolvency Act 1986); or

16.3.6	becomes of unsound mind or a patient as defined in either section 112 or 145 of the Mental Health Act 1983 or has been admitted to a hospital in pursuance of an application made under that Act; or

16.3.7	contravenes any model code from time to time applicable to directors and/or employees of the Company.

16.4	Dismissal on short notice

The Company may terminate this Agreement as follows:

16.4.1	notwithstanding clause 13.2 by not less than 6 months’ prior notice given at any time while the Executive is incapacitated by ill-health or accident from performing his duties under this Agreement and he has been so incapacitated for a period or periods aggregating more than 180 working days in the preceding 12 months. Provided that the Company shall withdraw any such notice if during the currency of the notice the Executive returns to full time duties and provides a medical practitioner’s certificate satisfactory to the Board to the effect that he has fully recovered his health and that no recurrence of his illness or incapacity can reasonably be anticipated.

16.4.2	by not less than one month’s prior notice if the Executive has been offered but has refused to agree to the transfer of this Agreement by way of novation to a person, firm or company which has acquired or agreed to acquire the whole or substantially the whole of any undertaking (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 1981) in which he is employed to any extent.

16.5	Resignation on a change in control

The Executive shall be entitled to terminate his employment by giving to the Company not less than 3 months prior notice at any time within one month after a Change in Control of the Company that was at any time opposed by the Board.  For the purposes of this clause, a person shall have “Control” of the Company if he or it holds, directly or indirectly, shares which together with shares held by any persons acting in concert with him or it carry 50 per cent or more of the voting rights of the Company and “Change in Control” shall be interpreted accordingly.  Words and phrases defined in the City Code on Takeovers and Mergers shall have the same meaning in this clause 16.5.

16.6	Pay in lieu

On notice being served for any reason to terminate this Agreement or at any time thereafter during the currency of such notice the Company shall be entitled at its absolute discretion (but not obliged) to pay to the Executive his salary and other remuneration (if any) (at the rate then payable under clause 6 hereof) for the unexpired portion of the duration of his appointment or entitlement to notice as may be the case.

16.7	Miscellaneous

On the termination of this Agreement for whatever reason, the Executive shall at the request of the Company:

16.7.1	resign from all and any offices which he may hold as a director of the Company or of any Group Company and from all other appointments or offices which he holds as nominee or representative of the Company or any Group Company; and

16.7.2	transfer without payment to the Company or as the Company may direct any qualifying shares provided by it to him;

and if he should fail to do so within seven days the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign any documents or do any things necessary or requisite to effect such resignation(s) and/or transfer(s).

16.8	Provisions applicable during a notice period

16.8.1	In the event that either party gives notice to terminate the appointment of the Executive then for a period not exceeding 12 months the Company shall be under no obligation to vest in or assign to the Executive any powers or duties or to provide any work for the Executive and without prejudice to the generality of the foregoing the Company may in its absolute discretion require the Executive to perform only such duties as it may allocate to him (including without limitation research projects or any other work whether or not directly related to the Executive’s duties) or not to perform any of his duties under this Agreement or to work in such other capacities as the Company may require (commensurate with the Executive’s status) and/or to exclude him from any premises of the Company or of any Group Company (without providing any reason therefor) provided always that throughout any such period the Executive’s salary (and other contractual remuneration, if any) under clause 6 and other contractual benefits shall not cease to be paid or provided (unless and until his employment shall be terminated).

16.8.2	Action taken on the part of the Company (as referred to in clause 16.8.1) shall not constitute a breach of this Agreement of any kind whatsoever in respect of which the Executive has any claim against the Company.

16.8.3	If the Executive fails to make himself available for work during any period of notice of termination of the Executive’s employment, other than at the request of the Company pursuant to clause 16.8.1 or with the express permission in writing of the Chief Executive, the Company reserves the right to deduct one day’s salary (and any amount payable under any discretionary performance related remuneration scheme pursuant to clause 6.3) for each day of each such absence.

16.8.4	If and insofar as the Company exercises its rights under clause 16.8.1 so as to exclude the Executive from the premises of the Company during the notice period, then the Executive may carry out other activities (for persons other than the Company or any other Group Company) subject to obtaining the previous express written consent of the Chief Executive which consent may be given subject to such terms and conditions as he may determine (each of which shall be deemed a condition of this Agreement) and such consent, if given may be revoked at any time. Provided that the Executive has provided the Chief Executive (and at all times kept the Chief Executive up to date and fully informed) on the basis of the utmost good faith, with full particulars of the nature of any interest and the likely demand it will make on his time and abilities, the consent of the Chief Executive to the Executive undertaking any other activities shall not be unreasonably withheld or revoked where, in the reasonable opinion of the Chief Executive the giving or failing to revoke consent would not materially adversely affect the interests of the Company or any Group Company or the full performance by the Executive of his duties hereunder or such duties, if any, as the Company may require the Executive to perform pursuant to clause 16.8.1.

17.	Obligations after employment

17.1	The Executive shall not within the Restricted Area directly or indirectly:

17.1.1	without prior express consent in writing of the Chief Executive (as referred to in clause 17.2) during the Restricted Period, hold any Material Interest in any business (including without limitation in any Customer) which is or shall be wholly or partly in competition with any of the Businesses including without limitation those listed in Schedule 3 and their respective subsidiaries and holding companies (as defined in sections 736 and 736A of the Companies Act 1985) (being companies in which the parties acknowledge that the Executive would inevitably give his new employer an unfair advantage vis-à-vis the Company in view of his embedded knowledge of the Company and those companies’ status as head-on competitors of the Company;

17.1.2	without the prior express consent in writing of the Chief Executive (as referred to in clause 17.2) during the Restricted Period, hold any Material Interest in any person, firm or company which requires or might reasonably be thought by the Company to require him to disclose or make use of any Confidential Business Information in order properly to discharge his duties to or to further his interest in such person, firm or company;

17.1.3	without the prior express consent in writing of the Chief Executive (as referred to in clause 17.2) during the Restricted Period, seek in any capacity whatsoever (either alone or jointly with any other person and whether on his own account or in partnership with others or as an officer employee agent of or consultant to any other person) any business, orders or custom for any Restricted Products or Restricted Services from any Customer;

17.1.4	without the prior express consent in writing of the Chief Executive (as referred to in clause 17.2) during the Restricted Period, accept in any capacity whatsoever (either alone or jointly with any other person and whether on his own account or in partnership with others or as an officer employee agent of or consultant to any other person) orders for any Restricted Products or Restricted Services from any Customer;

17.1.5	at any time after the Termination Date (either alone or jointly with any other person and whether on his own account or in partnership with others or as an officer employee agent of or consultant to any other person) interfere or seek to interfere or take such steps as may interfere with the continuance of supplies to the Company and/or any Group Company which are at the Termination Date or have within 12 months prior to the Termination Date been supplying goods, components, materials or supplies to the Company and/or any Group Company;

17.1.6	at any time before or after the Termination Date (either alone or jointly with any other person and whether on his own account or in partnership with others or as an officer employee agent of or consultant to any other person) induce or seek to induce by any means involving the disclosure or use of Confidential Business Information any Customer to cease dealing with the Company or any Group Company or to restrict or vary the terms upon which it deals with the Company or any Group Company;

17.1.7	for the period of 12 months after the Termination Date (either alone or jointly with any other person and whether on his own account or in partnership with others or as an officer employee agent of or consultant to any other person) solicit or entice away or seek to solicit or entice away from the Company or any Group Company any person who is and was at the Termination Date employed by the Company or any Group Company to work in any of the Businesses as a director senior manager or salesperson and/or who reported directly or indirectly to the Executive;

17.1.8	at any time after the Termination Date represent himself or permit himself to be held out by any person firm or company as being in anyway connected with or interested in the Company or any Group Company (save as the holder of Shares if such be the case);

17.1.9	at any time after the Termination Date disclose or make use of any Trade Secrets while such Trade Secrets remain in the nature of trade secrets.

17.2	The consent of the Chief Executive to the Executive having any interest or engaging in any of the matters referred to in clause 17.1.1, 17.1.2, 17.1.3 and/or 17.1.4 may be given subject to such terms and conditions as he may specify (each of which shall be deemed a condition of this Agreement) and such consent if given may be revoked at any time. Provided that the Executive has provided the Chief Executive (and at all times kept him fully up to date and informed) on the basis of the utmost good faith with full particulars of the nature of any interest or other activity as referred to in clause 17.1.1, 17.1.2, 17.1.3 and/or 17.1.4, the consent of the Chief Executive to the Executive having any such interest or undertaking any such activity shall not be unreasonably withheld or revoked where in the reasonable opinion of the Chief Executive the giving or failing to revoke consent would be:

17.2.1	immaterial in relation to the Businesses;

17.2.2	immaterial in relation to the level of business orders or custom for Restricted Products and/or Restricted Services from any Customer.

17.3	The Executive shall not at any time after the Termination Date directly or indirectly disclose to any person, firm or company or make use of any Confidential Business Information.

17.4	The Executive agrees that the restrictions contained in clauses 17.1, 17.3 and 15 are reasonable and necessary for the protection of legitimate interests of the Company and each Group Company and that, having regard to those interests, those restrictions do not work harshly on him. It is nevertheless agreed that if any of those restrictions shall taken together or separately be held to be void or ineffective for any reason but would be held to be valid and effective if part of the wording were deleted, or the period or area of application reduced, that restriction shall apply with such deletions or with such reduced period or area of application as may be necessary to make it valid and effective.

17.5	The restrictions contained in each sub-clause of clauses 17.1, 17.3 and 15 shall be construed as separate and individual restrictions and shall each be capable of being severed without prejudice to the other restrictions or to the remaining provisions of this Agreement.

17.6	The Executive has given the undertakings contained in clauses 17.1, 17.3 and 15 to the Company for itself and as trustee for each Group Company and the Executive will at the request and cost of the Company enter into direct undertakings with any Group Company which correspond to the undertakings in clauses 17.1, 17.3 and 15, or which are less onerous only to the extent necessary (in the opinion of the Company or its legal advisors) to ensure that such undertakings are valid and enforceable.

17.7	The Company shall not be entitled to rely on the covenants contained in clauses 17.1.1 to 17.1.8 (inclusive) if the Company has committed a repudiatory breach of this Agreement.

18.	General

18.1	Other terms or benefits

18.1.1	The provisions of the Company’s standard terms and conditions of employment, contained in the Company’s Staff Handbook (as amended from time to time) (the “Staff Handbook”), shall be terms of the Executive’s employment except to the extent that they are inconsistent with this Agreement. In the case of a conflict between this Agreement and the Staff Handbook the provisions of this Agreement shall prevail. The Staff Handbook is available from the Company Secretary.

18.1.2	This Agreement sets out all the salary and other benefits to which the Executive is entitled and any other benefits are non-contractual, are provided in the absolute discretion of the Company and may be withdrawn at any time.

18.2	Statutory particulars

The further particulars of terms of employment not contained in the body of this Agreement which must be given to the Executive in compliance with Part 1 of the Employment Rights Act 1966 are given in Schedule 1 hereto.

18.3	Prior agreements

This Agreement together with the Staff Handbook sets out the entire agreement and understanding of the parties and is in substitution for any previous contracts of employment or for services between the Company or any of its Group Companies and the Executive (which shall be deemed to have been terminated by mutual consent) but without prejudice to the rights of the Company or any Group Company in connection with any prior breach thereof.  This Agreement supersedes and replaces any terms and conditions contained in any offer letter or other correspondence between the Company and/or any Group Company and the Executive.

18.4	Accrued rights

The expiration or termination of this Agreement shall not operate to affect such of the provisions of this Agreement as are expressed to operate or have effect after then and shall be without prejudice to any accrued rights or remedies of the parties.

18.5	Proper law

The laws of England and Wales shall govern the validity construction and performance of this Agreement.

18.6	Acceptance of jurisdiction

All disputes claims or proceedings between the parties relating to the validity construction or performance of this Agreement shall be subject to the non-exclusive jurisdiction of the courts of England and Wales to which the parties irrevocably submit.

18.7	Notices

Any notice to be given by a party under this Agreement must be in writing and, without prejudice to any other effective mode of service, may be given by delivery at or by sending by first class post or other faster postal or courier service or facsimile transmission or other means of telecommunication in permanent written form (provided the addressee has his or its own facilities for receiving such transmissions) to the last known postal address or relevant telecommunications number of the other party. Where notice is given by first class post or fast postal service it shall be deemed to have been received two business days after posting (excluding the day of posting).  Where notice is given by courier service it shall be deemed served on the business day after that on which it has been delivered into the custody of the relevant courier company.  Where notice is given by facsimile transmission or other means of telecommunication as aforesaid, it shall be deemed to have been received on the day of sending if such day is a business day and if not on the next succeeding business day.  To prove the giving of a notice it shall be sufficient to show it was despatched.  A notice shall have effect from the sooner of its actual or deemed receipt by the addressee.  For the purpose of this clause ‘business day’ shall mean any day other than a Saturday, Sunday or public holiday in England, Scotland or Wales.

18.8	Consent

Where any provision of this Agreement refers to consent being required from the Company, any director or the Chief Executive, “consent” shall be deemed to mean express consent in writing and all such provisions shall be construed accordingly.

IN WITNESS whereof the duly authorised signatory of the Company has executed this Agreement the day and year first before written and the Executive has executed this Agreement as his deed the day and year first before written.

SCHEDULE 1

Part I Employment Rights Act 1996

The following information is given to supplement the information given in the body of the Agreement in order to comply with the requirements of Part -I of the Employment Rights Act 1996.

1.	The Executive’s employment by the Company commenced on 2nd April 2002.

2.	No employment of the Executive with a previous employer counts as part of the Executive’s continuous employment with the Company and his continuous employment began on 2nd April 2002.

3.	The Executive’s hours of work are the normal hours of the Company from 9.00am to 5.00pm Monday to Friday each week together with such additional hours as may be necessary so as properly to fulfil his duties.

4.	A Contracting-Out Certificate pursuant to the provisions of the Social Security Pensions Act 1975 is held by the Company in respect of the executive’s employment.

5.	The disciplinary rules applicable to the Executive are contained in the Company’s Staff Handbook that is available from the Company Secretary.

6.	If the Executive is dissatisfied with any disciplinary decision relating to him or if the Executive has any grievance relating to his employment, this must be raised with the Chief Executive (either orally or in writing). If the Executive is dissatisfied with the decision of the Chief Executive, he must (within 5 days of the decision of the Chief Executive) request in writing to the Company Secretary a meeting with the Board. A meeting date will be communicated to the Executive and he will be invited to attend such meeting together with another person if the executive so wishes. The decision of the Board at such meeting will be notified to the executive within 5 days of such meeting and the decision of the Board will be final.

7.	There are no collective agreements applicable to the Executive’s employment.

SIGNED by:	)
authorised signatory for and on behalf of	)
Alliance UniChem Plc	)
In the presence of:-)

/s/ Lucienne Greig

Name	Lucienne Greig

Address	39 Esher Road
East Molesey
KT8 0AH

Occupation	Personal Assistant

EXECUTED as a Deed:	)
By the said	)
George Rollo Fairweather	)
In the presence of:-)

/s/ Philip Damian Brown

Name	Philip Damian Brown

Address	Ash House Fairfield Avenue
Staines

Occupation	Chartered Secretary